Exhibit 10.4

November 2, 2005

Dear Cox Radio Long-Term Incentive Plan Participant:

On October 31, the Compensation Committee of the Board of Directors approved a change to the stock option portion of your Long-Term Incentive Plan (LTIP). The change accelerates the vesting date of your outstanding stock option awards granted from January 2001 through October 31, 2005. All these stock option awards are 100% vested as of October 31, 2005.

The company decided to change the vesting date to more efficiently manage stock options under new accounting rules. This change only affects your vesting date and does not change the date on which you may exercise your options (exercise period). As a result, it will have no impact on you if you remain with Cox Radio through the fifth anniversary of your grant date.

You do not need to take any action to make this change effective. This letter is intended only to inform you of this change, which applies to you only if you are employed through October 31, 2005.

How Your Vesting Has Changed

Vesting refers to your right to receive an award. Once you are vested, you cannot forfeit your award (except for termination of employment for cause).

Before October 31, 2005:

At grant, your stock options had the following vesting and exercise schedule:

Grant Date Anniversary	Your Vesting Percentage	Your Exercisable Options
3rd	60%	60%
4th	80%	80%
5th	100%	100%

Therefore, you became 100% vested five years from the grant date. If you left the company prior to these dates, you would forfeit your right to exercise your unvested awards.

For Example: If you received a grant of 500 options on March 15, 2005, your grant had the following vesting and exercise schedule:

Date	Your Vesting Percentage	Your Exercisable Options

3/15/2008	300 options (60)%	300 options (60)%

3/15/2009	400 options (80)%	400 options (80)%

3/15/2010	500 options (100)%	500 options (100)%

25

On or After October 31, 2005:

With the change to the vesting date of your stock options, your new vesting and exercise schedule is:

Grant Date Anniversary	Your Vesting Percentage	Your Exercisable Options
3rd	100%	60%
4th	100%	80%
5th	100%	100%

Your outstanding options are 100% vested as of October 31, 2005. This means that you cannot forfeit your right to exercise them, even if you terminate employment with the company (except for termination of employment for cause), though you may not exercise your options until the time they would have become exercisable prior to this change.

For Example: If you received a grant of 500 options on March 15, 2005, your grant has the following new vesting and exercise schedule:

Date	Your Vesting Percentage	Your Exercisable Options

3/15/2008	500 options (100)%	300 options (60)%

3/15/2009	500 options (100)%	400 options (80)%

3/15/2010	500 options (100)%	500 options (100)%

This change separates the vesting date and exercise period of your outstanding stock option awards. All other provisions of your outstanding stock options remain the same. In addition, this modification does not apply to stock option awards granted in the future, unless specifically mentioned in future award agreements.

Please call Stacy Hisman in the CEI Compensation Department at (678) 645-0083 if you have questions about this amendment. Enclosed is a personalized statement of your outstanding stock options. You may contact Wachovia, the company’s stock option administrator toll-free at (877) 828-0483 if you have questions about your statement.

Sincerely,

Bob Neil

26